EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business June 30, 2002, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar Amounts In Thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$2,850,111
Interest-bearing balances	6,917,898
Securities:
Held-to-maturity securities	1,201,319
Available-for-sale securities	13,227,788
Federal funds sold in domestic offices	1,748,562
Securities purchased under agreements to resell	808,241
Loans and lease financing receivables:
Loans and leases held for sale	974,505
Loans and leases, net of unearned income	36,544,957
LESS: Allowance for loan and lease losses	578,710
Loans and leases, net of unearned income and allowance	35,966,247
Trading Assets	6,292,280
Premises and fixed assets (including capitalized leases)	860,071
Other real estate owned	660
Investments in unconsolidated subsidiaries and associated companies	272,214
Customers’ liability to this bank on acceptances outstanding	467,259
Intangible assets
Goodwill	1,804,922
Other intangible assets	70,679
Other assets	4,639,158

Total assets	$78,101,914

LIABILITIES
Deposits:
In domestic offices	$29,456,619
Noninterest-bearing	11,393,028
Interest-bearing	18,063,591
In foreign offices, Edge and Agreement subsidiaries, and IBFs	26,667,608
Noninterest-bearing	297,347
Interest-bearing	26,370,261
Federal funds purchased in domestic offices	1,422,522
Securities sold under agreements to repurchase	466,965
Trading liabilities	2,946,403
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	1,844,526
Bank’s liability on acceptances executed and outstanding	469,319
Subordinated notes and debentures	1,840,000
Other liabilities	5,998,479

Total liabilities	$71,112,441

Minority interest in consolidated subsidiaries	$500,154

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,284
Surplus	1,055,509
Retained earnings	4,244,963
Accumulated other comprehensive income	(53,563)
Other equity capital components	0

Total equity capital	6,489,319

Total liabilities minority interest and equity capital	$78,101,914

I, Thomas J. Mastro, Senior Vice President and Comptroller of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas J. Mastro, Senior Vice President and Comptroller

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi Gerald L. Hassell Alan R. Griffith	Directors